Exhibit 10.27
Director Compensation Policy

Type of Compensation	Amount
Annual Equity Retainer	$150,000
Annual Cash Retainer	$100,000
Annual Board Chair Retainer	$52,000
Annual Audit & Risk Committee Chair Retainer	$30,000
Annual Compensation Committee Chair Retainer	$30,000
Annual Nominating and Corporate Governance Committee Chair Retainer	$20,000

The members of the Company’s Board of Directors (the “Board”) who are not employees of the Company (“Non-Employee Directors”) receive (i) an annual equity retainer of $150,000, (ii) an annual cash retainer of $100,000 and (iii) the other retainers set forth in the table above.

The annual equity retainer consists of an award of restricted share units granted under the Company’s equity incentive plan then in effect with a grant date value of $150,000 granted annually on the date of the Company’s annual general meeting of shareholders (with the value based on the closing price of the Company’s common shares on the date of grant, and the number of units rounded to the nearest whole unit). The restricted share units vest after one (1) year following the date of grant (or, if earlier, the date of the annual general meeting of shareholders in the year after the year of grant) and are paid in an equivalent number of the Company’s common shares. The Board retains discretion to provide for the award to instead be granted as a fixed amount of cash subject to the same vesting terms. The Board may also provide Non-Employee Directors an election to defer payment of their vested awards in accordance with applicable tax law.

The annual cash retainer and other retainers set for in the table above are paid, at the director’s election, in all cash, 50% in cash and 50% in the form of the Company’s common shares, or 100% in the form of the Company’s common shares. The Board retains discretion to provide for the retainers for one or more directors to be paid in a different mix of cash and the Company’s common shares as it determines appropriate. The retainers are paid in two (2) installments each year and, if applicable, the number of the Company’s common shares to be delivered in payment of the retainer are determined by dividing the dollar amount of the retainer to be paid by the closing price of the Company’s common shares on the date of payment, and fully vested at the time of payment.

Pursuant to the Company’s policies, Non-Employee Directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

The Board (or any committee of the Board within the authority delegated to it) has the right to amend this policy from time to time.